[Godfrey & Kahn letterhead]



                                              _____________, 2002




Strong Common Stock Fund, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

     Re: Agreement and Plan of Reorganization

Ladies and Gentlemen:

     We have acted as counsel to the Strong Advisor Select Fund ("Advisor Select Fund"), a series of Strong Opportunity Fund, Inc. ("OF"), in connection with certain aspects of the acquisition of the Strong Advisor Focus Fund ("Advisor Focus Fund"), a series of Strong Common Stock Fund, Inc. ("CSF"), by the Advisor Select Fund pursuant to an Agreement and Plan of Reorganization dated as of June 20, 2002 ("Agreement"). This opinion is furnished to you pursuant to Section 7(b) of the Agreement. All terms not defined in this opinion have the meaning given to them in the Agreement.

     Pursuant to the Agreement and subject to the approval of the shareholders of the Advisor Focus Fund, as of the Effective Time on the Closing Date, (1) all or substantially all of the assets of the Advisor Focus Fund will be exchanged for Class A, B, and C shares of the Advisor Select Fund ("Advisor Select Fund Shares"), (2) all or substantially all of the liabilities of the Advisor Focus Fund will be assumed by the Advisor Select Fund and (3) the Advisor Select Fund Shares will be distributed to shareholders of the Advisor Focus Fund in complete liquidation of the Advisor Focus Fund. In addition, CSF's Amended and Restated Articles of Incorporation will be amended to eliminate all of the shares that currently constitute the Advisor Focus Fund. In connection with the Advisor Select Fund's issuance of the shares pursuant to the Agreement, a Registration Statement on Form N-14, which includes a Proxy Statement/Prospectus, has been prepared and filed with the Securities and Exchange Commission ("Commission") and is dated July 15, 2002, as may be supplemented and amended ("Registration Statement").

     In connection with this opinion, we have examined such corporate documents and records, certificates of public officials, certificates of officers of OF, and such other documents of OF as we deemed necessary or appropriate for purposes of this opinion. In rendering our opinion, we have relied on such documents, records, and certificates with regard to factual matters. In addition, in rendering our opinion, we have assumed the genuineness of all signatures of, and the authority and legal competency of, persons signing on behalf of OF, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

     (1) OF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wisconsin;

     (2) The Advisor Select Fund's shares of common stock, par value $0.01 per share, currently issued and outstanding have been duly authorized and validly issued, fully paid and non-assessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Statutes); the Advisor Select Fund Shares to be delivered to the Advisor Focus Fund pursuant to the Agreement have been duly authorized and, upon delivery pursuant to the Agreement, will be validly issued, fully paid and non-assessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Statutes); and no shareholder of the Advisor Select Fund has any option, warrant, or preemptive right to subscription or purchase of any Advisor Select Fund Shares based on our review of the OF's Amended and Restated Articles of Incorporation, By-laws, and a certificate executed by an officer of OF ("Officer's Certificate");

     (3) The Board of Directors of OF has duly authorized the Advisor Select Fund as a class of common stock of OF pursuant to the terms of the Amended and Restated Articles of Incorporation of OF;

     (4) The Agreement has been duly authorized, executed, and delivered by OF, on behalf of the Advisor Select Fund, and represents a valid and binding obligation of OF, enforceable in accordance with its terms except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; provided, however, that we express no opinion as to the enforceability of the provisions in the Agreement relating to indemnification nor with respect to the provisions of the Agreement intended to limit liability for particular matters to the Advisor Select Fund and its assets;

     (5) The execution and delivery of the Agreement by OF do not, and the consummation of the transactions contemplated by the Agreement by the Advisor Select Fund shall not, violate OF's Amended and Restated Articles of Incorporation or By-laws or any material agreement made known to us to which OF, on behalf of the Advisor Select Fund, is a party or by which it is bound (for purposes of this opinion, we have relied upon the Officer's Certificate as to all material contracts);

     (6) To our knowledge, no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Advisor Select Fund of the transactions contemplated by the Agreement, except such as have been obtained under the Securities Act of 1933, as amended, state securities laws, the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations under those statutes; and

     (7) OF is registered as an investment company under the 1940 Act and such registration with the Commission as an investment company is in full force and effect.

     Although we have not verified, and are not passing upon and do not assume responsibility for, the accuracy, completeness, or fairness of any portion of the Registration Statement, we have generally reviewed and discussed certain information included in the Registration Statement with respect to OF and the Advisor Select Fund with certain officers of OF and, in the course of such review and discussion, no facts came to our attention that caused us to believe that, as of the date of this opinion, only insofar as it relates to information with respect to OF and the Advisor Select Fund, the Registration Statement contained any untrue statement of a material fact or omitted to state a material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement not misleading. We do not express any opinion or belief as to the financial statements, other financial data, statistical data, or other information relating to OF or the Advisor Select Fund contained or incorporated by reference in the Registration Statement.

     Our opinion relates only to the laws of the State of Wisconsin and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdiction. With certain exceptions, we are members of the Bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.

     This opinion has been rendered solely for your benefit and the benefit of the Board of Directors and officers of CSF. No other person or entity shall be entitled to rely on this opinion without our prior written consent.

                                     Very truly yours,



                                     GODFREY & KAHN, S.C.